WYNN RESORTS ANNOUNCES FULL EXERCISE OF
                             OVER-ALLOTMENT OPTION

LAS VEGAS - (BUSINESS WIRE) - December 7, 2004 - Wynn Resorts, Limited (Nasdaq:WYNN) announced that Deutsche Bank Securities Inc., the underwriter of its previously announced offering of common stock which closed on November 15, 2004, has exercised in full its option to purchase an additional 1,125,000 shares of Wynn Resorts common stock to cover over-allotments. The net proceeds of the sale will be approximately $68 million. The sale, which is being made pursuant to Wynn Resorts' existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission, is expected to close on Friday, December 10, 2004, and is subject to customary conditions.

A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov. Copies of the prospectus supplement relating to the offering may be obtained from Deutsche Bank Securities Inc., Attn: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com